Exhibit 10.2

FORM OF TAX MATTERS AGREEMENT

by and between

THE PROCTER & GAMBLE COMPANY,

THE WIMBLE COMPANY,

DIAMOND FOODS, INC.,

and

WIMBLEDON ACQUISITION LLC

Dated                  , 201

-i-

-ii-

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of [INSERT DATE] by and between The Procter & Gamble Company, an Ohio corporation (“Parent”), The Wimble Company, a Delaware corporation and, as of the date hereof, a wholly owned Subsidiary of Parent (“Wimbledon”), Diamond Foods, Inc., a Delaware corporation (“Acquiror”), and Wimbledon Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) (collectively, the “Companies”).

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group of corporations, including Wimbledon, which has elected to file certain Tax Returns on an affiliated, consolidated, combined or unitary group basis;

WHEREAS, the Board of Directors of Parent has determined that it would be appropriate and desirable to completely separate the Snacks Business from Parent;

WHEREAS, the Boards of Directors (or other equivalent bodies) of Parent, Wimbledon, Acquiror and Merger Sub have each approved and declared advisable the merger, immediately following the Distribution, of Wimbledon with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”);

WHEREAS, Parent, Wimbledon and Acquiror have entered into the (i) Separation Agreement pursuant to which Parent shall effect the Wimbledon Transfer on the Business Transfer Date, and (ii) Transaction Agreement pursuant to which the parties will effect the Merger;

WHEREAS, in connection with the Wimbledon Transfer, Parent shall effect the (i) One-Step Spin-Off, or (ii) Exchange Offer and, if necessary, the Clean-Up Spin-Off, in each case, in accordance with the Transaction Documents;

WHEREAS, in connection with the Wimbledon Transfer and the Distribution, Parent intends to effect the Parent Cash Distribution;

WHEREAS, the Companies intend that the (i) Wimbledon Transfer, taken together with Distribution, qualify as a “reorganization” under Code Section 368 and (ii) Distribution, as such, qualify as a distribution of Wimbledon Common Stock to Wimbledon shareholders pursuant to Section 355 of the Code,

WHEREAS, the Companies intend that the Merger qualify as a “reorganization” under Code Section 368 with respect to which the Wimbledon shareholders recognize no gain or loss;

WHEREAS, as a result of and upon the Distribution, Wimbledon will cease to be a member of the Parent affiliated group within the meaning of Code Section 1504(a); and

WHEREAS, the Companies desire to allocate the Tax responsibilities, liabilities and benefits of certain transactions and to provide for certain other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its Subsidiaries, as of the Closing Date, and its future Subsidiaries) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definition of Terms.

The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). Unless otherwise stated, all Section references are to this Agreement. Any capitalized terms used herein and not otherwise defined shall have the meaning given to such term in the Separation Agreement or the Transaction Agreement, as applicable.

“Acquiror” has the meaning set forth in the recitals.

“Acquiror Capital Stock” means (a) all classes or series of outstanding capital stock of Acquiror for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in Acquiror for U.S. federal income Tax purposes, and (b) all options, warrants and other rights to acquire such capital stock.

“Acquiror Group” means Acquiror, Merger Sub and each Subsidiary of Acquiror or Merger Sub (in each case, including any successors thereof) and, with respect to any period after the Distribution, the Wimbledon Group (in each case, including any successors thereof).

“Acquiror Issue” has the meaning set forth in Section 5.02.

“Acquiror Pre-Merger Group” means Acquiror and each of its Subsidiaries (in each case, including any successors thereof), other than any members of the Wimbledon Group.

“Acquiror Representation Letter” means the representation letter executed by Acquiror in connection with the delivery of the opinion referred to in Section 5.02(e) of the Transaction Agreement.

“Active Trade or Business” means the active conduct (determined in accordance with Code Section 355(b)) of the business conducted by the Wimbledon Group members and, after the Merger, the Acquiror Group members. For these purposes, members shall include only those members that are part of the “separate affiliated group” of Wimbledon or Acquiror, as applicable, within the meaning of Code Section 355(b)(3)(B).

“Additional Costs” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ and accountants’ fees and expenses), whether arising under strict liability or otherwise, in each case, arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment against a party with respect to an amount for which such party is entitled to indemnification under this Agreement.

“Adjustment Request” means any formal or informal claim or request for a Refund filed with any Taxing Authority.

“Agreement” has the meaning set forth in the recitals.

“Applicable Penalty Standard” means the standard under applicable Law for avoiding the imposition of penalties on the taxpayer and/or the tax return preparer.

“Basket Amount” means the amount by which (i) a fraction (expressed as a percentage), (A) the numerator of which is equal to the numerator of the formula set forth in Exhibit E of the Transaction Agreement, and (B) the denominator of which is equal to the denominator of the formula set forth in Exhibit E of the Transaction Agreement, minus the quantity Y in such formula calculated as of the Closing Date, exceeds (ii) 52.50%.

“Basket Worksheet” has the meaning set forth in Section 4.02(e).

“Capital Stock” means (i) all classes or series of outstanding capital stock or other equity (and instruments treated as equity) of an issuer for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such stock or equity.

“Closing Date” means the date on which the Distribution and the Merger are consummated.

“Companies” has the meaning set forth in the recitals.

“Covered Compensation Arrangement” has the meaning set forth in Section 4.02(b)(i).

“Distribution” means the distribution by Parent of 100% of the Wimbledon Common Stock pursuant to the One-Step Spin-Off or, alternatively, the Exchange Offer and any Clean-Up Spin-Off.

“Equity Compensation Opinion” means an opinion obtained by the Acquiror Group (at its sole expense), in form and substance reasonably satisfactory to Parent, providing that (i) the issuance of Acquiror or Wimbledon options, restricted stock and/or deferred stock units, as the case may be, to a Safe Harbor VIII Person or an Acquiror retirement plan (or other eligible retirement plan under Safe Harbor IX in Treasury Regulation Section 1.355-7(d)), as applicable, would not affect the Tax-Free Treatment; and (ii) the shares of Acquiror or Wimbledon Capital Stock issued upon the exercise or vesting of the options, restricted stock and/or deferred stock units described in clause (i) above would satisfy the requirements of Safe Harbor VIII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d), as applicable. Any Equity Compensation Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to Parent, and, if delivered to Parent prior to the Effective Time, such opinion will be delivered to Parent at least ten (10) Business days before the Effective Time, in which case Parent shall use its reasonable best efforts to determine whether such Equity Compensation Opinion is in form and substance reasonably satisfactory to Parent on or before the Effective Time.

“Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing such Tax, or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Indemnitee” has the meaning set forth in Section 5.01.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“IRS” means the Internal Revenue Service.

“Joint Return” means any Tax Return that includes at least one Parent Group member and at least one Wimbledon Group member.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Sub Capital Stock” means (i) all classes or series of outstanding equity (and instruments treated as equity) of Merger Sub for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such equity.

“Parent” has the meaning set forth in the recitals.

“Parent Capital Stock” means (a) all classes or series of outstanding capital stock of Parent for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in Parent for U.S. federal income Tax purposes, and (b) all options, warrants and other rights to acquire such capital stock.

“Parent Group” means Parent and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Code Section 1504(b) (in each case, including any successors thereof), but excluding any entity that is a member of the Wimbledon Group.

“Parent Group Taxes” means (i) any Tax imposed on or payable by the Parent Group or any member thereof for any Tax period, (ii) any Pre-Closing Tax imposed on or payable by the Wimbledon Group or any member thereof, and (iii) for the avoidance of doubt, any Belgium income Tax imposed on or payable by the Wimbledon Group or any member thereof as a result of the corporate and/or asset restructuring implementing the Split Agreement, including, in each case, any relevant Tax liabilities arising from a Final Determination.

“Parent Representation Letter” means the representation letters executed by Parent in connection with the delivery of the Tax Opinion.

“Parent Tax Assets” has the meaning set forth in Section 2.04.

“Penalty Objection” means a non-preparing party’s good faith, written determination that a position taken by a preparing party on a draft Wimbledon Separate Return subject to Section 3.01(b) would not satisfy the Applicable Penalty Standard.

“Permitted Parent Information” has the meaning set forth in Section 5.06.

“Post-Distribution Period” means the portion of the Closing Date after the completion of the Distribution and any date thereafter.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date, and, except for purposes of Article III and Article V, the portion of any Straddle Period ending on or before the Closing Date.

“Pre-Closing Taxes” means Taxes imposed (i) in, or allocable to, a Pre-Closing Period (other than any Tax described in clause (iii) of Wimbledon Group Taxes), or (ii) by reason of being a member of any affiliated, consolidated, combined or unitary group at any time on or prior to the Closing Date, including by reason of Treasury Regulation Section 1.1502-6.

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, offset or otherwise, together with any interest received or credited thereon.

“Restricted Period” means the period commencing upon the Closing Date and ending at the close of business on the first day following the second anniversary of the Closing Date.

“Ruling” means an IRS private letter ruling, in form and substance reasonably satisfactory to Parent, providing that the completion of a proposed action by the Acquiror Group (or any member thereof) prohibited by Section 4.02(b) or (c) would not affect the Tax-Free Treatment.

“Safe Harbor VIII Person” means an Acquiror or Wimbledon employee, independent contractor, director or other Person permitted to receive Acquiror or Wimbledon Capital Stock under Safe Harbor VIII in Treasury Regulation Section 1.355-7(d).

“Separation Agreement” means the Separation Agreement, as may be amended from time to time, among Parent, Wimbledon and Acquiror, dated April 5, 2011.

“Straddle Period” means a Tax period beginning on or before and ending after the Closing Date.

“TA Opinion” means an opinion obtained by Acquiror (at its sole expense), in form and substance satisfactory to Parent in its sole discretion, providing that the completion of a proposed TA Prohibited Action by the Acquiror Group would not affect the Tax-Free Treatment. A TA Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to Parent, and Parent shall use its reasonable best efforts to determine whether such TA Opinion is satisfactory to Parent within ten (10) Business Days of the receipt of such TA Opinion by Parent. For the avoidance of doubt, Parent acknowledges that Fenwick & West LLP is a nationally recognized U.S. tax counsel acceptable to Parent as of the date hereof, provided that this acknowledgment does not obligate Parent to accept any opinions of counsel at any time after the Closing Date without Parent’s prior written concurrence of acceptability of chosen counsel.

“TA Prohibited Action” means, during the One-Year Period, (i) a liquidation of Merger Sub into, or merger of Merger Sub with and into, Acquiror, or (ii) an action by any of Acquiror, Wimbledon, Merger Sub or any of their Affiliates that might reasonably be expected to result in a “significant modification” of the Wimbledon Credit Facility within the meaning of Treasury Regulation Section 1.1001-3(e) (excluding an action permitted under the Transaction Agreement and the Wimbledon Credit Documents).

“Tax” or “Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such governmental entity or political subdivision.

“Tax Advisor” has the meaning set forth in Section 6.01.

“Tax Attributes” means net operating losses, capital losses, investment credits, foreign Tax credits, excess charitable contributions, general business credits, or any other loss, deduction, credit or other comparable item that could reduce a Tax liability.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Dispute” means any dispute arising in connection with this Agreement.

“Tax-Free Treatment” means (i) the Wimbledon Transfer and Distribution, taken together, qualifying as a transaction (x) that is described in Code Sections 355(a) and 368(a)(1)(D), (y) in which the Wimbledon Common Stock distributed is “qualified property” under Code Section 361(c), and (z) in which the shareholders of Parent recognize no income or gain for U.S. federal income Tax purposes under Code Section 355 (except to the extent of any cash received in lieu of fractional shares of Wimbledon Common Stock); (ii) the Merger qualifying as a reorganization under Code Section 368(a), in which the Wimbledon shareholders recognize no income or gain for U.S. federal income Tax purposes (except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock); and (iii) the Parent Cash Distribution qualifying as money distributed to Parent creditors pursuant to the plan of reorganization under Code Sections 361(b)(1)(A) and 361(b)(3). To the extent applicable, Tax-Free Treatment shall also include the qualification of each transaction described in clauses (i)-(iii) above under comparable provisions of state and local Law.

“Tax Opinion” means the opinion obtained by Parent with respect to the Wimbledon Transfer, Distribution, Merger, and Parent Cash Distribution.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments thereto, for any Tax period with any Taxing Authority.

“Taxing Authority” means any governmental authority imposing Taxes.

“Transaction Agreement” means the Transaction Agreement, as may be amended from time to time, among Parent, Wimbledon, Acquiror and Merger Sub, dated April 5, 2011.

“Transaction Document” means any document executed by Parent, Wimbledon, Merger Sub and/or Acquiror, as the case may be, in connection with the Transactions, including this Agreement, the Separation Agreement and the Transaction Agreement.

“Transaction Taxes” means (i) all U.S. federal income Taxes of any Parent Group or Wimbledon Group member, as the case may be, resulting from, or arising in connection with, the failure of any of the Wimbledon Transfer, Distribution, Merger and Parent Cash Distribution to qualify for Tax-Free Treatment, and (ii) all corresponding state and local income and franchise Taxes.

“Transactions” means the Wimbledon Transfer, Distribution, Merger and Parent Cash Distribution, in each case, as contemplated by the Separation Agreement and/or Transaction Agreement.

“Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with, or that are otherwise related to, the Transactions; provided, however, that “Transfer Taxes” shall not include any income or franchise Taxes payable in connection with the Transactions or Taxes in lieu of any such income or franchise Taxes.

“Unqualified Opinion” means an opinion obtained by Acquiror (at its sole expense), in form and substance reasonably satisfactory to Parent, providing that the completion of a proposed action by the Acquiror Pre-Merger Group or Wimbledon Group (or, in each case, any member thereof) prohibited by Section 4.02(b) or (c) below would not affect the Tax-Free Treatment. Any Unqualified Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to Parent, and Parent shall use its reasonable best efforts to determine whether such Unqualified Opinion is reasonably satisfactory to Parent within ten (10) Business Days of the receipt of such Unqualified Opinion by Parent. For the avoidance of doubt, Parent acknowledges that Fenwick & West LLP is a nationally recognized U.S. tax counsel acceptable to Parent as of the date hereof, provided that this acknowledgment does not obligate Parent to accept any opinions of counsel at any time after the Closing Date without Parent’s prior written concurrence of acceptability of chosen counsel.

“Wimbledon” has the meaning set forth in the recitals.

“Wimbledon Capital Stock” means (i) all classes or series of outstanding capital stock of Wimbledon for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in Wimbledon for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.

“Wimbledon Group” means Wimbledon and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Code Section 1504(b) (in each case, including any successors thereof).

“Wimbledon Group Taxes” means (i) any Tax imposed on or payable by the Wimbledon Group or any member thereof for a Tax period beginning after the Closing Date, (ii) any Tax imposed on or payable by the Wimbledon Group or any member thereof for the portion of a Straddle Period beginning after the Closing Date (other than any such Tax payable by reason of membership in any affiliated, consolidated, combined or unitary group at any time on or prior to the Closing Date, including by reason of Treasury Regulation Section 1.1502-6), (iii) any Taxes attributable to any transaction or event of the Acquiror Group (or any member thereof) occurring outside the ordinary course of business on the Closing Date after the Distribution, including, in each case, any relevant Tax liabilities arising from a Final Determination, and (iv) any Taxes of the Wimbledon Group for which the Acquiror Group is liable pursuant to Section 3.01(a).

“Wimbledon Separate Return” means any Tax Return (other than a Joint Return) that includes any Wimbledon Group member (including any consolidated, combined or unitary Tax Return).

ARTICLE II

ALLOCATION OF TAXES

Section 2.01 Ordinary Course Taxes.

(a) Except as provided in Sections 2.02 and 2.03 below, Parent shall indemnify each Acquiror Group member against, and hold it harmless from, all Parent Group Taxes.

(b) Except as provided in Sections 2.02 and 2.03 below, each Acquiror Group member, jointly and severally, shall indemnify each Parent Group member against, and hold it harmless from, all Wimbledon Group Taxes.

(c) If, with respect to any Wimbledon Group Tax, the Parent Group (or any member thereof) receives (or realizes) a Refund, it shall remit to Merger Sub or Acquiror, within 30 days, the amount of such Refund net of any Taxes incurred by the Parent Group (or any member thereof) in connection with the Refund.

(d) Except as provided in Section 2.01(e) below, if, with respect to any Parent Group Tax, the Acquiror Group (or any member thereof) receives (or realizes) a Refund, it shall remit to Parent, within 30 days, the amount of such Refund net of any Taxes incurred by the Acquiror Group (or any member thereof) in connection with the Refund.

(e) Acquiror shall cause the Wimbledon Group, except to the extent not permitted by Law, to elect to forego carrybacks of any Tax Attributes of the Wimbledon Group to a Pre-Closing Period. If the Parent Group (or any member thereof) receives (or realizes) a Refund as a result of any carryback permitted by the previous sentence, it shall remit to Merger Sub or Acquiror, within 30 days, the amount of such Refund net of any Taxes incurred by the Parent Group (or any member thereof) in connection with the Refund; provided, however, that, if a Taxing Authority subsequently reduces or disallows such Refund, the Acquiror Group shall, within 30 days of the reduction or disallowance, return the amount previously remitted to Merger Sub or Acquiror, plus interest at the rate determined under applicable Tax Law.

(f) Each Wimbledon Group member shall, unless prohibited by applicable Tax Law, close its taxable year on the Closing Date. If applicable Law does not permit a Wimbledon Group member to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the Closing Date, on the one hand, and (ii) to the period subsequent to the Closing Date, on the other hand, by means of a closing of the books and records of the Wimbledon Group member as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) and Taxes that are assessed on a periodic basis (such as real and personal property Taxes) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

Section 2.02 Transaction Taxes.

(a) Subject to the relative fault provision in Section 2.02(c) below, each Acquiror Group member, jointly and severally, shall indemnify each Parent Group member against, and hold it harmless from, any Transaction Taxes attributable to:

(i) any inaccurate representation of fact, plan or intent made by Acquiror in Section 4.01 of this Agreement or in the Acquiror Representation Letter;

(ii) any action or omission by Wimbledon or any of its Affiliates in the Post-Distribution Period or by Acquiror, Merger Sub or any of their Affiliates, in each case, that is inconsistent with any covenant made by any Wimbledon Group member or Acquiror Pre-Merger Group member in any Transaction Document other than any action or omission that was taken or omitted in reliance upon any representation, warranty or covenant made by Parent in this Agreement or the Parent Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part; and

(iii) any other action or omission by Wimbledon or any of its Affiliates in the Post-Distribution Period or by Acquiror, Merger Sub or any of their Affiliates, in each case, other than any action or omission (x) contemplated under any Transaction Document, or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by Parent in this Agreement or the Parent Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.

For the avoidance of doubt, the Acquiror Group shall not be liable for any Transaction Taxes, including pursuant to Section 2.02(c) below, solely by virtue of (i) Merger Sub’s assumption of the obligations of the Wimbledon Credit Facility upon the Merger, and (ii) Acquiror’s execution, upon the consummation of the Merger, of a guarantee of Merger Sub’s obligations under the Wimbledon Credit Facility, provided that Wimbledon received a Bank Letter that satisfied the condition set forth in Section 5.03(i) of the Transaction Agreement.

(b) Subject to the relative fault provision in Section 2.02(c) below, Parent shall indemnify each Acquiror Group member against, and hold it harmless from, any Transaction Taxes other than any Transaction Taxes for which the Acquiror Group is liable pursuant to Section 2.02(a).

(c) If the liability for any Transaction Taxes arises as a result of or is attributable to (i) any inaccurate representation or any act or omission set forth in Section 2.02(a) above and (ii) any other factor or cause that independently or together with the factors or causes set forth in clause (i) above contributes to (or results in) a liability for Transaction Taxes, then such liability for Transaction Taxes shall be shared by Parent and the Acquiror Group according to relative fault.

(d) The party liable for any Transaction Taxes shall be entitled to any Refund of such Transaction Taxes, and, if another party receives (or realizes) any such Refund, such party shall, within 30 days, remit the amount of such Refund, net of any Taxes incurred by such party (or any member of its group) in connection with such Refund, to the party entitled to such Refund under this Agreement.

Section  2.03 Transfer Taxes.

(a) Except as otherwise provided in Section 2.03(b) below, the Acquiror Group and the Parent Group shall each be liable for one-half of any Transfer Taxes. Subject to Section 4.13(a) of the Separation Agreement, the parties shall cooperate in good faith to minimize the amount of any Transfer Taxes and obtain any Refunds thereof.

(b) If, as part of the Transactions, Parent effects a transfer in a particular manner in order to realize a separate and distinct Tax benefit unrelated to the Transactions, the Parent Group shall be solely liable for any Transfer Taxes payable with respect to such transfer that exceed the amount of Transfer Taxes that would have been payable under a reasonable alternative means of effecting such transfer.

(c) If the Acquiror Group or the Parent Group receives a Refund of any Transfer Taxes, such group shall remit, within 30 days, one half of the Refund to the other group net of Taxes incurred by the recipient group in connection with the Refund; provided, however, that the amount of such remittance shall be adjusted to take into account the Parent Group’s entitlement to a greater share of an applicable Refund by virtue of such group’s liability for additional Transfer Taxes under Section 2.03(b) above.

Section 2.04 Entitlement to Tax Attributes.

The Parent Group shall be entitled to any Tax Attributes of the Wimbledon Group (or any member thereof) relating to (i) the exercise of compensatory stock options and other equity-based compensation issued on or prior to the Closing Date with respect to Parent Common Stock that Parent or members of the Parent Group satisfy by delivering cash or Parent Common Stock, (ii) any other items of cost or expense relating to the Transactions that are economically borne by the Parent Group (or any member thereof), including any severance bonuses or other similar compensatory payments made by any Parent Group member to employees that become employees of the Acquiror Group (including Wimbledon Group members of the Acquiror Group) in connection with the Transactions, (iii) any items of the Wimbledon Group (or any member thereof) that are incurred in the ordinary course of business (and would have been incurred without regard to the Transactions) and included on a Wimbledon Separate Return or Joint Return for a Pre-Closing Period, and (iv) any items allocated to the Wimbledon Group (or any member thereof) from any Pre-Closing Period that carry over as a Tax Attribute from a Pre-Closing Period to any Tax period ending after the Closing Date (clauses (i)-(iv), collectively, the “Parent Tax Assets”). The Parent Group shall be responsible for any wage or payroll withholding Taxes attributable to the exercise or vesting of options or payment of compensation described in clauses (i) and (ii) above, to the extent that such liability is a legal obligation of the Parent Group or Acquiror Group as employer. The Parent Group shall, to the extent permitted by Law, claim on the applicable Tax Return for the Parent Group any Tax Attributes described in clause (i) or (ii) above. The Acquiror Group will be required to make a payment to Parent in the event the Acquiror Group (or any member thereof) actually utilizes any Parent Tax Assets to reduce the Tax liability of the Acquiror Group (or any member thereof), as the case may be. The amount of any such payment shall equal the overall net reduction in Tax liability realized as a result of utilizing the relevant Parent Tax Assets, taking into account the net effect of all federal, state and local Taxes, and shall be made within 30 days after the Acquiror Group (or any member thereof), as the case may be, realizes such reduction in Tax liability by way of a Refund or otherwise. To the extent any Parent Tax Assets are subsequently increased for any reason and are actually utilized by the Acquiror Group (or any member thereof), the Acquiror Group will pay Parent for the benefit of any such increase in a manner consistent with this provision. To the extent, following a Final Determination, the Acquiror Group (or any member thereof) is unable to utilize a Parent Tax Asset to reduce its Tax liability, then Parent shall repay to the Acquiror Group any amount previously paid to Parent with respect to such Parent Tax Asset, plus interest (at the rate determined under applicable Tax Law) from the date of payment to Parent through the date of Parent’s repayment.

Section 2.05 Additional Costs.

Each Party shall be entitled to indemnification for Additional Costs related to any indemnity payment under this Agreement.

Section 2.06 Exclusive Remedy.

In accordance with Section 3.06(e) of the Separation Agreement, from and after the date hereof, the sole and exclusive remedy of a party hereto with respect to any and all claims relating to Taxes, including claims with respect to a breach of the representations and warranties set forth in Section 4.01 or the covenants set forth in Section 4.02 hereof, will be pursuant to the indemnification provisions set forth in this Article II. Neither party hereto shall be entitled to assert any claims for any breach of this Agreement, including claims with respect to a breach of the representations and warranties set forth in Section 4.01 or the covenants set forth in Section 4.02 hereof, except insofar as such claims relate to Taxes.

ARTICLE III

TAX RETURN FILING AND PAYMENT OBLIGATIONS

Section 3.01 Tax Return Preparation and Filing

(a) Parent shall (i) prepare and file, or shall cause to be prepared and filed, all Joint Returns, and (ii) subject to Section 3.01(b), prepare all Wimbledon Separate Returns and any related documents or statements required (or permitted) to be filed by any Wimbledon Group member for a Pre-Closing Period, and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Returns, other than any Wimbledon Group Taxes. Acquiror shall prepare and file, or shall cause to be prepared and filed, subject to Section 3.01(b), all Wimbledon Separate Returns and any related documents or statements required (or permitted) to be filed by any Wimbledon Group member for a Straddle Period, and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Returns, other than any Parent Group Taxes. Except as provided in Section 2.01(f), Section 3.01(b) or Section 3.02, the party required to prepare a return pursuant to this Section 3.01(a) shall determine, with respect to such return: (i) the manner in which such Tax Return shall be prepared and filed, including the manner in which any item of income, gain, loss, deduction or credit shall be reported thereon and the allocation of items, (ii) whether any extensions of time to file any such Tax Return will be requested or any amended Tax Return will be filed, and (iii) the elections that will be made on any such Tax Return; provided, however, that, in the absence of a change in Law or circumstances requiring the contrary, Wimbledon Separate Returns and the portion of any Joint Return relating to a member of the Wimbledon Group shall be prepared, where applicable, on a basis consistent with the Wimbledon Group’s elections, accounting methods, conventions and principles of taxation used for the most recent Tax periods for which Tax Returns of the Wimbledon Group involving similar matters have been filed. Notwithstanding the prior sentence, if any member of the Wimbledon Group has not previously filed a Tax Return as of the Distribution Date, Parent will, upon Acquiror’s reasonable written request, consider making Tax elections and adopting Tax accounting methods on an applicable Wimbledon Separate Return filed after the Distribution Date as specified by Acquiror in writing, provided, however, that

Parent, in its sole discretion, shall decide whether to elect or adopt any such Tax election or accounting method regardless of whether any Tax election or accounting method specified by Acquiror would increase the Taxes otherwise by payable by the Parent Group (or any member thereof) for any Tax period; provided, further, however, that any such incremental Tax liabilities will constitute Wimbledon Group Taxes which are the responsibility of the Acquiror Group pursuant to Section 2.1(b).

(b) The party that is required to prepare a Wimbledon Separate Return pursuant to Section 3.01(a) shall submit to the other party a draft of any such Wimbledon Separate Return required to be filed after the Closing Date at least 30 days prior to the due date (taking into account any applicable extensions) for filing such Tax Return. The non-preparing party shall be deemed to have agreed to the applicable Tax Return, as prepared by the preparing party, unless the non-preparing party delivers a Penalty Objection to the preparing party within 10 days of delivery of such Tax Return. If the non-preparing party delivers to the preparing party a timely Penalty Objection, the parties shall negotiate in good faith to resolve all disputed issues. If the parties are unable to resolve all disputed issues within the following 10-day period, they shall submit the remaining disputed issues to the Tax Advisor for resolution at least 5 days prior to the due date for filing the applicable Tax Return (including extensions). The preparing party’s return positions with respect to the disputed issues shall be upheld except for any such positions that the Tax Advisor concludes do not satisfy the Applicable Penalty Standard. The non-preparing party shall be liable for all fees and expenses of the Tax Advisor incurred under this Section 3.01(b); provided, however, that the preparing party shall be liable for all such fees and expenses incurred with respect to any Tax Return for which the Tax Advisor concludes a preparing party return position did not satisfy the Applicable Penalty Standard. With respect to any Tax Return for a Straddle Period, Parent will pay to Acquiror its allocable share of the Tax liability, as finally determined under this Section 3.01(b), at least 3 days prior to the due date for filing the applicable Tax Return.

(c) Acquiror shall not cause or permit any Wimbledon Group member to file any amended Tax Return with respect to a Pre-Closing Period (other than any amendment to effect a carryback of a post-Closing Tax Attribute, which carryback the relevant Wimbledon Group member is not permitted under applicable Law to elect to forego) without the prior written consent of Parent, which consent may be withheld in Parent’s sole discretion.

(d) Except as required by any Transaction Document, Acquiror shall not cause or permit any Wimbledon Group member to take any action on the Closing Date other than in the ordinary course of business, including the sale of any assets, distribution of any dividend or making of any Tax election.

Section  3.02 Treatment of Transactions.

The parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinion, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination. Subject to Section 3.01(b), and except in the case of a Wimbledon Separate Return for a Straddle Period, Parent shall determine the Tax reporting of any issue relating to the Transactions that is not covered by the Tax Opinion.

ARTICLE IV

TAX-FREE TREATMENT OF DISTRIBUTION & RELATED TRANSACTIONS

Section 4.01 Representations.

(a) Parent represents and warrants that, as of the Effective Time, (i) the Transaction Documents, including all statements in the Transaction Documents by or about the Wimbledon Group and the Snacks Business, are true, correct and complete in all material respects, and Parent knows of no other facts that could cause any Transaction to fail to qualify for Tax-Free Treatment, (ii) it has no plan or intention to take any action inconsistent with the Parent Representation Letter or any covenant of any Parent Group member set forth in any Transaction Document, (iii) no pre-Distribution acquisition or sale of Parent Capital Stock by Parent or any of its Affiliates will be part of a plan (or series of related transactions), within the meaning of Code Section 355(e)(2)(A)(ii) and Treasury Regulation Section 1.355-7(b), that includes the Distribution.

(b) Each of Merger Sub and Acquiror represents and warrants that, as of the Effective Time, (i) all statements in the Transaction Documents by or about the Acquiror Pre-Merger Group, and any member thereof, are true, correct and complete in all material respects, and none of Merger Sub or Acquiror knows of any other facts that could cause any Transaction to fail to qualify for Tax-Free Treatment, and (ii) it has no plan or intention to take any action inconsistent with the Acquiror Representation Letter or any covenant of any Wimbledon Group or Acquiror Pre-Merger Group member set forth in any Transaction Document. Merger Sub and Acquiror each further represent and warrant that Merger Sub (i) was formed for the purpose of engaging in the Merger, (ii) has engaged in no business activity at any time since its formation, (iii) has incurred no obligations or liabilities at any time since its formation (other than the obligation to pay the costs of its formation and any obligations of Merger Sub under the Transaction Documents), and (iv) has been treated at all times since its formation as an entity that is disregarded as separate from Acquiror under Treasury Regulation Section 301.7701-3.

(c) Each of Parent, Wimbledon, Merger Sub and Acquiror represents and warrants that, as of the Effective Time, neither it nor any Affiliate thereof (or any officers or directors acting on its behalf, or any Person acting with the implicit or explicit permission of any such officers or directors) had any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation Section 1.355-7(h), during the preceding two-year period pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire, Wimbledon Capital Stock, except as contemplated by the Transaction Documents.

(d) Without limiting the generality of the foregoing, Acquiror further represents and warrants that (i) immediately before the Effective Time, the number of shares of Acquiror stock treated as outstanding for purposes of Code Section 355(e) will not exceed

[ACQUIROR TO PROVIDE]1; and (ii) as of the Effective Time, (v) all repurchases by Acquiror or any Affiliate of Acquiror stock have been unrelated to the Transactions, (w) it does not have a “five-percent shareholder” or a “ten-percent shareholder”, in each case, within the meaning of Treasury Regulation Section 1.355-7, (x) Acquiror Common Stock is the sole outstanding class of Capital Stock of Acquiror, and each share of such Capital Stock has one vote for purposes of electing directors and for all other purposes, (y) Acquiror’s board of directors has and will continue to have during the Restricted Period, and Acquiror has no plan or intention that, after the Restricted Period, the board of directors will not continue to have, all of the powers traditionally decided by a board of directors to manage Acquiror in the manner the board sees fit, and (z) none of Acquiror, Merger Sub or any Person related to Acquiror within the meaning of Treasury Regulation Section 1.368-1(e)(4) owns, directly or through any transaction, agreement or arrangement with any Person, any Parent stock. For purposes of sub-clause (ii)(w) above, Acquiror shall be entitled to rely on Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission and its actual knowledge. For the avoidance of doubt, for purposes of the calculation in clause (i) of the first sentence of this paragraph, any Acquiror stock, Acquiror restricted stock, options to acquire Acquiror stock, Acquiror deferred stock units and any other Acquiror equity-based compensation outstanding immediately before the Effective Time shall be treated as vested or exercised, as the case may be, and the resulting Acquiror stock shall be treated as outstanding stock.

Section 4.02 Covenants.

(a) During the Restricted Period, (i) neither Parent nor any of its Affiliates (or any officers or directors acting on behalf of Parent or any of its Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any action if such action (or the failure to take such action) would (x) be inconsistent with any covenant, representation or statement made by, Parent or any of its Affiliates in the Parent Representation Letter or in any Transaction Document, or (y) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Tax-Free Treatment; and (ii) none of Wimbledon, Merger Sub, Acquiror or any of their Affiliates (or any officers or directors acting on behalf of Wimbledon, Merger Sub, Acquiror or their Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any action if such action (or the failure to take such action) would (x) be inconsistent with any covenant, representation or statement made by, Wimbledon, Merger Sub, Acquiror or any of their Affiliates in the Acquiror Representation Letter or in any Transaction Document, or (y) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Tax-Free Treatment. Parent further acknowledges and agrees that, after the Merger and through the completion of the Restricted Period, neither Parent nor any of its Affiliates shall acquire or transfer any Acquiror Capital Stock, Wimbledon Capital Stock or Merger Sub Capital Stock, other than any transfers by Parent or any Affiliate thereof of not more than [PARENT TO PROVIDE] shares of Acquiror Common Stock received in the Merger.

[1]

[As of 3/31/11, the number of shares outstanding (including options and other equity compensation) was 23,710,774. This number will be updated as of the Effective Time based on any share issuances, option grants, and other relevant intervening events].

(b) Without limiting the generality of the foregoing, during the Restricted Period, subject to Section 4.02(d), Section 4.02(e) and, in the case of Section 4.02(b)(ii), Section 4.02(f), none of Merger Sub, Acquiror or any of their Affiliates (or any officers or directors acting on behalf of Merger Sub, Acquiror or their Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall:

(i) enter into any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation Section 1.355-7(h), pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire, Acquiror Capital Stock or Merger Sub Capital Stock. For these purposes, an acquisition of Acquiror Capital Stock or Merger Sub Capital Stock, as applicable, shall include, without limitation, any recapitalization, repurchase or redemption of Acquiror Capital Stock or Merger Sub Capital Stock; any adoption, modification or amendment of an employee stock purchase agreement, equity-based compensation plan or other similar agreement, plan or arrangement; any issuance of Acquiror Capital Stock or Merger Sub Capital Stock (including any nonvoting stock or equity) or an instrument exchangeable or convertible into such Capital Stock (whether pursuant to an exercise of stock options, as a result of a capital contribution to Acquiror or Merger Sub, as applicable, or otherwise); any option grant; any conversion of Acquiror Capital Stock or Merger Sub Capital Stock, as applicable, into another class of such Capital Stock; any amendment to the certificate of incorporation (or other organizational document) of Acquiror or Merger Sub, as applicable, or other action (whether effected through a shareholder vote or otherwise) (including through the conversion of any such Capital Stock into another class of such Capital Stock) that is treated as increasing a Person’s percentage interest for U.S. federal income Tax purposes in Acquiror Capital Stock or Merger Sub Capital Stock, as applicable; or any entry into a joint venture that includes assets of Acquiror, Wimbledon, Merger Sub or any of their Affiliates; provided, however, that (u) Merger Sub shall be permitted to issue Capital Stock to Acquiror; (v) vesting of any Acquiror Capital Stock issued pursuant to Section 4.06(c)(iii) of the Transaction Agreement, or vesting of any restricted stock or deferred stock units that a Safe Harbor VIII Person is entitled to receive (or would be entitled to receive upon achieving the relevant hurdles in existence) as of the Effective Time shall not be treated as an acquisition of Acquiror Capital Stock for purposes of this Section 4.02(b)(i); (w) Acquiror shall be permitted to issue Capital Stock to a Safe Harbor VIII Person pursuant to the exercise of an option to acquire Capital Stock that was granted at or prior to the Effective Time; (x) after Parent’s receipt and acceptance of, and solely to the extent consistent with, an Equity Compensation Opinion, Acquiror, as applicable, may adopt, amend or modify an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement and may issue Acquiror options, restricted stock and/or deferred stock units and the shares of Acquiror Capital Stock issued upon the exercise or vesting, as applicable, of such options, restricted stock and/or deferred stock units, and any such shares shall not be treated as an acquisition of Acquiror Capital Stock, as applicable, provided, however, that the Acquiror Group shall deliver an Equity Compensation Opinion to Parent prior to the adoption, amendment or modification of any such agreement, plan or arrangement or issuance of any Acquiror options, restricted stock and/or deferred stock units after the Merger pursuant to an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement that is described in the opinion (such arrangement, the “Covered Compensation Arrangement”), and the Acquiror Group may rely on an Equity Compensation Opinion for all issuances under the Covered Compensation Arrangement until the earlier of (i) any amendment of the Covered Compensation Arrangement, or (ii) a change in applicable Tax Law; (y) subject to compliance with Section 4.02(d), Acquiror may redeem, retire, repurchase or otherwise acquire Acquiror Capital Stock in a manner that complies with the requirements of Revenue Procedure 96-30 (as in effect prior to the release of Revenue Procedure 2003-48), except that the maximum amount of Acquiror Capital Stock permitted to be repurchased under this clause (y) shall be reduced by the amount of any Wimbledon Capital Stock treated as retained for U.S. federal income Tax purposes by Parent or any of its Affiliates after the Transactions; and (z) Acquiror may adopt a shareholder rights plan (and issue Capital Stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in IRS Revenue Ruling 90-11 (for this purpose a shareholder rights plan will be considered similar to the plan described in IRS Revenue Ruling 90-11 only if the principal purpose for the adoption of the plan providing for such rights is to establish a mechanism by which a publicly held corporation can, in the future, provide shareholders with rights to purchase stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire the corporation);

(ii) merge or consolidate Wimbledon, Acquiror or Merger Sub with any other Person (other than as permitted under the Transaction Agreement), or liquidate or partially liquidate Acquiror or Merger Sub (other than as permitted under the Transaction Agreement), and, for the avoidance of doubt, Section 1.06(a) of the Transaction Agreement permits Merger Sub to liquidate into, or merge with and into, Acquiror following the completion of the One-Year Period;

(iii) cause or permit Merger Sub to be treated as other than an entity that is disregarded as separate from Acquiror under Treasury Regulation Section 301.7701-3;

(iv) cause or permit Acquiror to be treated as other than a corporation for U.S. federal income Tax purposes;

(v) discontinue, sell, transfer or cease to maintain the Active Trade or Business, or engage in any transaction that could result in Wimbledon, Merger Sub or Acquiror, as applicable, ceasing to be engaged in the Active Trade or Business; provided, however, that, after the Merger, the Wimbledon Group shall be permitted to sell, transfer or otherwise dispose of (x) inventory in the ordinary course of business, and (y) up to 20% of its non-inventory assets (determined based on the fair market value of the Wimbledon Group’s assets immediately before the Closing Date) in the aggregate and use the proceeds from any such dispositions described in this clause (y) to repay debt or fund capital requirements for business activities or for other bona fide corporate business purposes; or

(vi) take any action that permits a proposed acquisition of Acquiror Capital Stock or Merger Sub Capital Stock, as applicable, to occur by means of an agreement to which none of Acquiror, Merger Sub or any of their Affiliates is a party, including by (x)

soliciting any Person to make a tender offer for, or otherwise acquire or sell, Acquiror Capital Stock or Merger Sub Capital Stock, as applicable, or approving or otherwise permitting any such transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of Acquiror’s or Merger Sub’s charter or bylaws (and, in each case, any equivalent document thereof) or otherwise, (y) participating in or otherwise supporting any unsolicited tender offer for, or other unsolicited acquisition or disposition of, Acquiror Capital Stock or Merger Sub Capital Stock, as applicable, or approving or otherwise permitting any such transaction, or (z) redeeming rights under a shareholder rights plan, making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any proposed acquisition of Acquiror Capital Stock or Merger Sub Capital Stock, as applicable.

(c) To the extent that, as a result of a subsequent amendment to the Code and/or the Treasury Regulations, any action or a failure to take any action by a Parent Group member or an Acquiror Group member could affect any Transaction’s qualification for Tax-Free Treatment, then the covenants contained in Section 4.02(a)(i)(y) and in Section 4.02(a)(ii)(y) shall automatically be deemed to incorporate by reference such actions and the failure to take such actions, and the Acquiror Group shall comply with the requirements of the relevant amendment through the end of the Restricted Period; provided, however, that, for the avoidance of doubt, no such action or failure to take any such action before the date the relevant amendment is enacted shall constitute a breach of such Sections to the extent such actions or failure to take such actions would not have otherwise constituted a breach of such Sections before such date.

(d) For the avoidance of doubt, neither the Acquiror Group nor any of its Affiliates shall take any action prohibited by Section 4.02(b) or Section 4.02(c), unless (i) Parent receives prior written notice describing the proposed action in reasonable detail, and (ii) the Acquiror Group delivers to Parent (x) an Unqualified Opinion and Parent, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Treatment, provides its written consent permitting the proposed action, or (y) a Ruling; provided, however, that the Acquiror Group shall not file any request with the IRS for a Ruling pursuant to this Section 4.02(d) until after the Closing Date, and shall not file more than one such Ruling request without Parent’s consent, which consent can be withheld or provided in Parent’s sole and absolute discretion; provided, further, however, that, prior to the completion of the One-Year Period, Acquiror shall only be permitted to liquidate Merger Sub into, or merge Merger Sub with and into, Acquiror if Acquiror satisfies the requirements of Section 4.2(f) below. Parent’s obligation to cooperate in connection with the Acquiror Group’s delivery of an Unqualified Opinion or Ruling is as expressly set forth in Section 5.06(b) below. For the avoidance of doubt, the Parent Group’s right to indemnification for Transaction Taxes shall be determined without regard to whether the Acquiror Group satisfies any or all of the requirements of this Section 4.02(d) or delivers an Equity Compensation Opinion pursuant to Section 4.02(b)(i).

(e) Notwithstanding the prohibitions or limitations set forth in Section 4.02(b) and Section 4.02(d), Acquiror may issue that number of shares of Acquiror Capital Stock (or any instrument convertible or exchangeable into shares of Acquiror Capital Stock) that, in the aggregate, together with all acquisitions described in Section 4.02(b)(i) other than acquisitions permitted by any of clauses (u) – (z) of such Section 4.02(b)(i), results in a percentage change in ownership (by vote or value) in Acquiror Capital Stock, as measured on a cumulative basis from the Distribution Date, no greater than the Basket Amount, provided that, for purposes of this Section 4.02(e), whether the Basket Amount is or would be exceeded by virtue of a particular transaction shall be determined under multiple methods that reflect the differing number of shares of Acquiror Capital Stock outstanding at various times (e.g., on the Distribution Date and immediately prior to the relevant transaction) and the method chosen shall be the one that results in the largest potential ownership change. Prior to issuing any shares of Acquiror Capital Stock (or any instrument convertible or exchangeable into such stock) pursuant to this Section 4.02(e), Acquiror shall provide to Parent a worksheet showing the number of shares of Acquiror Capital Stock outstanding immediately before such issuance and the calculation of the Basket Amount as applied by Acquiror to such proposed issuance (the “Basket Worksheet”), provided that the Basket Worksheet shall be prepared using the information contained on Exhibit E of the Transaction Agreement, including any subsequent modifications thereto. Acquiror shall reasonably cooperate with Parent in its review of the applicable Basket Worksheet, including the Basket Amount Calculation, and, within five (5) Business Days after Parent’s receipt of the applicable Basket Worksheet, Parent shall notify Acquiror if Parent reasonably determines, acting in good faith solely to preserve the Tax-Free Treatment, that Acquiror’s proposed issuance of Acquiror Capital Stock would exceed the Basket Amount. If Parent so notifies Acquiror, then, notwithstanding the first sentence of this Section 4.02(e), Acquiror may issue under this Section 4.02(e) only that number of shares of Acquiror Capital Stock which Parent has reasonably determined, acting in good faith solely to preserve the Tax-Free Treatment, would not exceed the Basket Amount. For the avoidance of doubt, the Parent Group’s right to indemnification for Transaction Taxes shall be determined without regard to whether the Acquiror Group satisfies any or all of the requirements of this Section 4.02(e).

(f) If, during the One-Year Period, no Refinancing has occurred, the Acquiror Group may request Parent’s permission to effect a TA Prohibited Action, and, in connection therewith, shall provide Parent with written notice describing the proposed transaction in reasonable detail; provided, however, that neither the Acquiror Group nor any of its Affiliates shall effect such proposed transaction unless (i) the Acquiror Group (x) delivers to Parent a TA Opinion and (y) satisfies all of Parent’s conditions with respect to such proposed transaction, and (ii) Parent, in its sole discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Treatment, provides its written consent permitting such proposed action; provided, further, however, that the Acquiror Group shall not file any request with the IRS for a private letter ruling with respect to a TA Prohibited Action. Parent’s obligation to cooperate in connection with the Acquiror Group’s delivery of a TA Opinion is as expressly set forth in Section 5.06(b) below. For the avoidance of doubt, the Parent Group’s right to indemnification for Transaction Taxes shall be determined without regard to whether the Acquiror Group satisfies any or all of the requirements of this Section 4.02(f).

(g) After the Merger, Acquiror shall cause Wimbledon to maintain its books and records for financial reporting and U.S. federal income Tax purposes using the accrual method of accounting.

(h) With effect for all Post-Distribution Periods, Parent shall terminate (or cause to be terminated) all Tax sharing, allocation, indemnification and other similar agreements with respect to any Wimbledon Group member, excluding customary indemnity provisions included as part of any commercial agreement that is assumed in connection with the Transactions.

(i) As of the Closing Date, Parent shall use its reasonable best efforts to cause any (i) Wimbledon Group member that is entitled to a Tax reduction agreement (e.g., exemption, reductions, subsidy or credit) to comply in all material respects with the terms of any such entitlement, and (ii) such Tax reduction agreement to apply to the applicable Wimbledon Group member after the Merger.

ARTICLE V

TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 5.01 Notice.

Within 30 days after a party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim by it against another party under this Agreement (each such party, an “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Parties of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Parties copies of all notices and communications with a Taxing Authority solely to the extent relating to such Tax Contest; provided, however, that any delay on the part of the Indemnitee in notifying the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are actually prejudiced thereby.

Section 5.02 Control of Tax Contests.

Parent shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability of a Parent Group member or a Wimbledon Group member for a Pre-Closing Period or with respect to a Joint Return, and (ii) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any Tax for such period or return; provided, however, that (a) in the case of a Wimbledon Separate Return, the Acquiror Group shall have the right to actively participate in any action set forth in clauses (i) and (ii) above if such action could result in any Wimbledon Group Taxes or any Transaction Taxes with respect to which the Acquiror Group has previously acknowledged its liability in writing, and Parent shall, subject to the last sentence of this Section 5.02, not settle or compromise any such contest without Acquiror’s written consent, which consent may not be unreasonably withheld, delayed or conditioned; and (b) in the case of a Joint Return, to the extent such Tax Contest solely relates to Transaction Taxes with respect to which the Acquiror Group could be liable under Section 2.02(a) (an “Acquiror Issue”), Parent shall reasonably consult with the Acquiror Group with respect to Parent’s defense and control of such Tax Contest, including through the following: (x) Parent shall keep Acquiror fully informed, in all material respects, regarding the progress of the prosecution or defense of such Tax Contest, (y) Parent shall promptly provide Acquiror with copies of any correspondence received from any Taxing Authority in connection with such Tax Contest, and (z) Parent shall provide Acquiror with drafts of any correspondence from Parent to any Taxing Authority in connection with such Tax Contest and shall provide Acquiror with a reasonable opportunity to comment on such correspondence; provided, further, that, if the Acquiror Group acknowledges its liability in writing for all the Transaction Taxes that would be owed to a Taxing Authority in the event of an adverse determination with respect to the Acquiror Issue, Parent shall, subject to the last sentence of this Section 5.02, not settle or compromise any such contest without Acquiror’s written consent, which consent may not be unreasonably withheld, delayed or conditioned; provided, further, however, that, if Acquiror withholds its consent to a settlement or compromise described in the immediately preceding proviso, Acquiror shall be liable for any Transaction Taxes resulting from a Final Determination to the extent the basis for the Final Determination is such that the Acquiror Group would have liability for the applicable Transaction Taxes under this Agreement, or if the Final Determination fails to clearly articulate the basis for liability such that it is not reasonably ascertainable which party would be liable for the Transaction Taxes under this Agreement. Parent and Acquiror shall use their reasonable best efforts to ensure that the Final Determination clearly provides the basis for such determination. Acquiror shall have the right to (I) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability included in any Wimbledon Separate Return for a Straddle Period, and (II) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any Tax for such period; provided, however, that Parent shall have the right to actively participate in any action set forth in clauses (I) and (II) above if such action could result in any Parent Group Taxes or any Transaction Taxes with respect to which the Parent Group has previously acknowledged its liability in writing and Acquiror shall, subject to the last sentence of this Section 5.02, not settle or compromise any such contest without Parent’s written consent, which consent may not be unreasonably withheld, delayed or conditioned. If Parent or Acquiror, as the case may be, properly objects to a proposed settlement or compromise of a Tax Contest under this Section 5.02, and it is necessary under applicable Law to pay the asserted deficiency in order to pursue the Tax Contest, Parent or Acquiror, as the case may be, shall pay, or provide Acquiror or Parent, as applicable, with funds necessary to pay the Tax deficiency that has been asserted in connection with the Tax Contest and shall be entitled to be repaid any such amounts recovered by any Acquiror Group or Parent Group member, as the case may be, together with any interest received or credited thereon as a result of any such Tax Contest.

Section 5.03 Indemnification Payments.

An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement at the time the Indemnitee determines that it is entitled to such payment. The Indemnitee shall provide to the Indemnifying Parties notice of such claim within 10 days of the date on which it first determines that it is entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed; provided, however, that any delay on the part of the Indemnitee in notifying the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are actually prejudiced thereby. Unless the Indemnifying Parties reasonably dispute their liability for, or the amount of, an indemnity payment, such parties shall make the claimed payment to the Indemnitee within 10 days after receiving notice of (i) the Indemnitee’s payment of a Tax for which the Indemnifying

Parties are liable under this Agreement, or (ii) a Final Determination which results in the Indemnifying Parties becoming obligated to make a payment to the Indemnitee under this Agreement.

Section 5.04 Interest on Late Payments.

With respect to any indemnification payment (including any disputed payment that is ultimately required to be paid) not made by the due date for payment set forth in this Agreement, interest shall accrue at an annual rate equal to (i) the prime lending rate at Citibank N.A. (or its successor or another major money center commercial bank agreed to by the parties) in effect on the applicable payment due date, plus (ii) 3%.

Section 5.05 Treatment of Indemnity Payments.

Except for any payment of interest under Section 5.04 and in the absence of a Final Determination to the contrary, any amount payable with respect to any Tax under this Agreement shall be treated as occurring immediately prior to the Transactions, as an inter-company distribution or a contribution to capital, as the case may be. Notwithstanding the foregoing, the amount of any indemnity payment under this Agreement shall be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment will initially be made without regard to this Section 5.05 and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnitee (or an Affiliate thereof) actually realizes such Tax benefit or incurs such Tax cost by way of a Refund, an increase in Taxes or otherwise. In the event of a Final Determination relating to the Indemnitee’s (or its Affiliate’s) incurrence or payment of an indemnified item and/or receipt of an indemnity payment pursuant to this Section 5.05, the Indemnitee will, within 30 days of such Final Determination, provide the other parties with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final Determination, and the parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.

Section 5.06 Cooperation.

(a) Pursuant to this Agreement, each member of the Parent Group and the Acquiror Group shall cooperate fully with all reasonable requests from the other parties in connection with the preparation and filing of Tax Returns and Adjustment Requests, the resolution of Tax Contests and any other matters covered herein. If any parties fail to comply with any of their obligations set forth in this Section 5.06(a), and such failure results in the imposition of additional Taxes, the nonperforming parties shall be liable for such additional Taxes.

(b) In connection with the foregoing, Parent shall, at Acquiror’s sole expense, reasonably cooperate with Acquiror, upon its written request, in connection with obtaining (i) a

Ruling; and/or (ii) a Safe Harbor Opinion or a TA Opinion or an Unqualified Opinion; provided, however, that Parent’s cooperation (x) in the case of a Ruling, shall be subject to the limitations in Section 4.02(d) and shall be limited solely to the delivery by Parent, in a form and in substance satisfactory to Parent, of Parent’s consent to the use of Parent’s and its Affiliates names in the applicable Ruling request and a representation substantially to the effect that the Wimbledon Transfer and the Distribution, taken together, qualify as a transaction described in Code Sections 355(a) and 368(a)(1)(D), apart from the issue that is the subject of the applicable Ruling request (the information required under this clause (x), the “Permitted Parent Information”); and (y) in the case of clause (ii), shall include providing any information, submissions, representations and covenants reasonably requested by a recipient that has previously executed with Parent an appropriate confidentiality agreement, in form and substance satisfactory to Parent and that permits reliance by Parent; provided, further, however, that Parent’s cooperation under clauses (i) and (ii) above (including through the provision of information, submissions, representations or covenants) shall not affect the Parent Group’s indemnity obligation for Taxes under this Agreement, decrease in any respect the Acquiror Group’s indemnity obligation for Taxes under this Agreement, or cause any member of the Parent Group to have any liability to any third party. Acquiror further acknowledges and agrees that, in the case of a Ruling request, Acquiror shall immediately notify Parent if the IRS seeks any non-publicly available information regarding Parent or any of its Affiliates, and Acquiror shall not provide any such information to the IRS without Parent’s consent, which consent can be withheld or provided in Parent’s sole and absolute discretion. Acquiror shall promptly withdraw any such Ruling request (and immediately notify Parent in writing of such withdrawal) if Parent does not affirmatively consent to provide the requested information within 48 hours of Acquiror’s notification to Parent regarding the request therefor. Acquiror shall provide to Parent, for its review and approval prior to filing, a copy of any Ruling request and any other submissions made to the IRS in connection therewith.

Section 5.07 Confidentiality.

Any information or document provided under this Agreement shall be kept confidential by the recipient parties, except as may otherwise be necessary in connection with the filing of any Tax Return or the resolution of any Tax Contest. In addition, if Parent, Wimbledon, Merger Sub or Acquiror determines that providing any information or document could be commercially detrimental, violate any Law or agreement or waive any privilege, the parties shall use their reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.01 Tax Disputes.

The parties shall endeavor, and shall cause their respective Affiliates to endeavor, to resolve in good faith all disputes arising in connection with this Agreement. The parties shall negotiate in good faith to resolve any Tax Dispute within 30 days, provided that any dispute with respect to a Wimbledon Separate Return subject to Section 3.01(b) shall be resolved as set forth therein. Upon written notice by a party after such 30-day period, the matter will be referred to a U.S. tax counsel or other tax advisor of recognized national standing (the “Tax Advisor”) that will be jointly chosen by Parent and Acquiror; provided, however, that, if Parent and Acquiror do not agree on the selection of the Tax Advisor after 5 days of good faith negotiation, their respective U.S. tax counsel or other advisors of recognized national standing shall select a mutually acceptable Tax Advisor within the following 10-day period. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist the Tax Advisor in resolving the Tax Dispute. The Tax Advisor shall furnish written notice to the Companies of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 90 days after acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Advisor shall be shared equally by Parent and the Acquiror Group. If the parties are unable to find a Tax Advisor willing to adjudicate the Tax Dispute and whom the parties, acting in good faith, find acceptable (under the standards set forth in this Section 6.01), (a) the Tax Dispute will be submitted for mediation, and (b) if the Tax Dispute is not resolved in mediation, either party will have the right to commence litigation, in either case, in a manner consistent with Article VII of the Separation Agreement. If any dispute regarding the preparation of a Tax Return is not resolved before the due date for filing such return, the return shall be filed in the manner deemed correct by the party responsible for filing the return without prejudice to the rights and obligations of the parties hereunder, provided that the preparing party shall file an amended Tax Return, within 10 days after the completion of the process set forth in this Section 6.01, reflecting any changes made in connection with such process.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Authorization.

Each party hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of Law or of its charter or bylaws or any agreement, instrument or order binding on such party.

Section 7.02 Expenses.

Except as otherwise provided in this Agreement, the Transaction Agreement or any other Transaction Document, each party will bear its own expenses in connection with the matters addressed herein.

Section 7.03 Entire Agreement.

This Agreement, the Transaction Agreement and the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

Section 7.04 Governing Law.

(a) The validity, interpretation and enforcement of this Agreement will be governed by the laws of the State of Delaware, other than the choice of law provisions thereof that would cause the laws of another state to apply.

(b) By execution and delivery of this Agreement, each party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any other court. Each of the parties irrevocably and unconditionally waives (and agrees not to plead or claim), and, subject to compliance with the provisions of Section 6.01, any objection to the laying of venue of any dispute arising out of this Agreement in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04(c).

Section 7.05 Notice.

All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

If to Parent:	[ ]

with a copy to:	[ ]

If to Acquiror, Wimbledon or Merger Sub:	[ ]

with a copy to:	[ ]

or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 7.05. Any notice to Parent will be deemed notice to all members of the Parent Group, any notice to Acquiror or Merger Sub will be deemed notice to all members of the Acquiror Group, and any notice to Wimbledon or Merger Sub will be deemed notice to all members of the Wimbledon Group.

Section  7.06 Priority of Agreements.

If there is a conflict between any provision of this Agreement and a provision in another Transaction Document, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the applicable other Transaction Document.

Section 7.07 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in this Section 7.07(b) and will be effective only to the extent in such writing specifically set forth.

Section 7.08 Termination.

This Agreement shall automatically terminate, without further action by any party hereto, upon the termination of the Transaction Agreement if such termination occurs prior to the

Merger. If terminated, no party will have any liability of any kind to the other parties or any other Person on account of the termination or otherwise with respect to this Agreement.

Section 7.09 No Third Party Beneficiaries.

Except as otherwise provided in the indemnification provisions contained herein, this Agreement is solely for the benefit of the parties hereto and does not confer on third parties (including any employees of any member of the Parent Group, the Wimbledon Group or the Acquiror Pre-Merger Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 7.10 Assignability.

No party will assign its rights or delegate its duties under this Agreement without the written consent of the other parties, except that any party may assign its rights or delegate its duties under this Agreement to a member of its group, provided that such assigning member agrees in writing to be bound by the terms and conditions contained in this Agreement, and provided, further, that the assignment or delegation will not relieve any party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void. Upon the Effective Time, Merger Sub, as the surviving entity in the Merger, will be treated as having all of the rights, and be subject to all of the obligations, ascribed to Wimbledon under this Agreement.

Section 7.11 Enforcement.

The parties agree that irreparable damage would occur to Parent, Wimbledon, Merger Sub and Acquiror in the event that any provision of this Agreement were not performed in accordance with the terms hereof. The parties agree that Parent, Wimbledon, Merger Sub and Acquiror shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which a party may be entitled at Law or in equity.

Section 7.12 Survival.

All Sections of this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time (except to the extent any Sections expressly provide for an earlier date, in which case, as of such date).

Section 7.13 Construction.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The parties have participated jointly in the negotiation and drafting of this Agreement, and the parties acknowledge that, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the parties hereto hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

Section 7.14 Severability.

The parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable Law.

Section  7.15 Counterparts.

This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other parties will re-execute original forms thereof and deliver them to the requesting party. No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 7.16 Successors.

For the avoidance of doubt, for all purposes of this Agreement, a party shall be subject to all of the restrictions and obligations, and shall have all of the rights, of such party’s predecessor.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

The Procter & Gamble Company,

By:
Name: Title:

The Wimble Company,

By:
Name: Title:

Diamond Foods, Inc.,

By:
Name: Title:

Wimbledon Acquisition LLC,

By:
Name: Title: